Exhibit 99.1

PEABODY ENERGY News Release

CONTACT: Vic Svec (314) 342-7768
FOR IMMEDIATE RELEASE
Jan. 27, 2009
PEABODY ENERGY ANNOUNCES RESULTS
FOR THE YEAR ENDED DECEMBER 31, 2008
•	Record 2008 Revenues, EBITDA, Operating Profit, Income and Cash Flow from Continuing Operations

•	Income of $984.8 Million, or $3.63 Per Share, More Than Double 2007 Levels

•	EBITDA Nearly Doubles to $1.85 Billion

•	Revenues Climb 45% to $6.59 Billion on 256 Million Tons

•	Operating Cash Flows Triple to $1.41 Billion
ST. LOUIS, Jan. 27 — Peabody Energy (NYSE: BTU) today reported record full-year 2008 EBITDA from continuing operations of $1.85 billion, nearly doubling prior-year levels. 2008 earnings from continuing operations totaled $3.63 per share on income of $984.8 million, significantly exceeding comparable 2007 levels of $1.63 per share and $440.0 million, respectively. The company also set a new mark for revenues of $6.59 billion on coal sales of 256 million tons.
     “Peabody delivered record financial results, driven by a series of strategic actions taken in recent years to expand access to high-margin global markets and increase the productivity and reliability of the operating base,” said Peabody Chairman and Chief Executive Officer Gregory H. Boyce. “We have performed very well and are in an excellent position to unlock the full benefits of our global platform when world economies rebound and high growth in energy demand resumes. Amid challenging near-term markets, we enter 2009 with a sound financial position and will pursue opportunities to further strengthen the portfolio.”
RESULTS FROM CONTINUING OPERATIONS
     Full-year 2008 revenues grew 45 percent to a record $6.59 billion on 256 million tons. Higher revenues reflect increased volumes and improved prices throughout the United States
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PEABODY ENERGY ANNOUNCES RESULTS — PAGE 2
and Australia. Revenues per ton in the United States grew 15 percent, and Australian revenues per ton rose 76 percent, reflecting the higher-priced metallurgical and thermal coal associated with annual contracts that commenced April 1, 2008.
     Full-year EBITDA totaled $1.85 billion compared with $968.6 million in 2007. Contributions from U.S. operations increased 8 percent to $858.6 million on improved pricing and volume. Full-year Australian EBITDA was $1,017.0 million, more than six times higher than the prior year’s $166.1 million on a combination of increased volumes related to new and expanded mines and higher prices. Trading and Brokerage and Resource Management activities added $274.3 million of EBITDA.
     Operating cash flows totaled $1.41 billion, significantly exceeding prior-year levels. Income from continuing operations of $984.8 million more than doubled year-ago levels, with earnings per share of $3.63. Full-year net income totaled $953.5 million.
     “Our results demonstrate the capability of our operating platform to deliver substantial cash flows,” said Executive Vice President and Chief Financial Officer Michael C. Crews. “We are positioned to weather the global economic downturn with nearly $2 billion of available liquidity from our cash balances and lines of credit.”
Awards and Recognition
     2008 marked the safest in Peabody’s 125-year history, with a worldwide incidence rate nearly 30 percent below prior-year levels. Operations earned 11 safety awards in the United States and Australia. The company also received five awards related to environmental stewardship and sustainability. In the fourth quarter, the company received the New South Wales Minerals Council Environmental Excellence Award for restoration of the Waratah waterway and recognition of its strategic partnership benefiting indigenous people.
     In December, Peabody was honored at the 10th Global Energy Awards, winning the ‘Award of Excellence’ marking Peabody’s industry leadership, and receiving the first-ever ‘Strategic Energy Investment of the Year’ award recognizing the company’s global transformation to capitalize on high-growth, high-margin markets.
GLOBAL COAL MARKETS AND PEABODY’S POSITION
     “We are seeing a sharp global supply response to temporarily reduced demand, through voluntary coal supply and capital spending reductions,” said Peabody President and Chief Commercial Officer Richard A. Navarre. “Peabody has trimmed production targets in both the
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PEABODY ENERGY ANNOUNCES RESULTS — PAGE 3
United States and Australia and now enters 2009 with a highly committed book of business. We believe the ultimate recovery could be strong, as global economic and electricity generation growth resumes, at the same time that geologic and regulatory hurdles and lack of available capital limit a supply response.”
     Global coal demand increased 2.0 percent in 2008 to meet growth in electricity demand, primarily in emerging economies. 2009 coal demand will be impacted by the global pullback in steel production and moderate softness in global electricity generation, offset by growth from new generation and increased market share for coal. In response to current economic conditions, global coal production cuts have been accelerating, with more than 70 million tons of known thermal and metallurgical production reductions already announced.
International Markets
     Thermal Coal: Growing 2008 electricity generation in the Pacific markets led to increased demand for seaborne thermal coal. Nearly all major coal-importing nations increased imports, with the fastest-growing again being India. For the fifth consecutive year, China reduced exports with 2008 shipments declining 15 percent as the nation moves toward greater self-sufficiency. In the Atlantic markets, the United States increased thermal coal exports by 10 million tons, offsetting declines in coal supply from South Africa and Venezuela.
     2009 global electricity demand will continue to be driven by China and India. China remains on track to be a limited net coal exporter, releasing just 26 million tonnes of initial coal export quotas for 2009, nearly 20 percent lower than the initial 2008 period. Global coal supplies are expected to be limited due to a combination of growing domestic needs for electricity generation, voluntary production cuts and supply limitations related to production challenges, and limited access to capital.
     Peabody has 5 to 6 million tons of Australian-sourced seaborne thermal coal available to be priced for the last three quarters of 2009 and 10 to 11 million tons for 2010.
     Globally, 200 gigawatts of coal plants are currently under construction, representing 700 million tons of annual coal demand expected to come on line in the next several years.
     Long-term coal demand fundamentals remain strong. The International Energy Agency’s World Energy Outlook estimates world primary energy will grow 45 percent between 2006 and 2030 with demand for coal rising more than any other fuel, accounting for over a third of the increase in energy use. China and India account for more than half of the incremental energy demand.
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PEABODY ENERGY ANNOUNCES RESULTS — PAGE 4
     Metallurgical Coal: The global recession and credit crisis led to a significant reduction in fourth quarter steel demand, which was matched by sharp cuts in steel production. This in turn is driving adjustments in seaborne met coal, with more than 30 million tonnes of announced production cuts so far, representing about 15 percent of total seaborne met coal supply.
     The company expects met coal demand growth to resume following steel producer destocking activities and a resumption of higher steel mill utilization rates. High-quality met coal products are expected to remain in solid demand given their limited availability. Market dynamics will likely extend negotiations for annual contracts commencing April 1 into the second quarter of 2009.
     Peabody has 4 to 5 million tons of Australian-based metallurgical coal available to be priced for the last three quarters of 2009, reflecting as much as 2 million tons of production cuts due to expected softer demand, and 7 to 8 million tons available to be priced for 2010.
U.S. Markets
     U.S. coal production increased more than 20 million tons in 2008 to accommodate a similar increase in U.S. exports. U.S. electricity demand declined 1 percent, primarily related to the economic downturn and cooler summer weather. Customer coal inventories at year end averaged 56 days of burn compared with 50 days last year.
     Because of high customer inventories, Peabody is targeting a 10 million ton reduction in 2009 Powder River Basin production compared with 2008 volumes. The company’s U.S. production is essentially sold out for 2009, and the company capitalized on the strong markets in mid-2008 to price approximately 75 percent of its 2010 U.S. production. The company has 45 to 55 million tons of unpriced U.S. production for 2010.
     U.S. coal demand in 2009 is expected to remain soft, primarily due to the recession-driven decline in electricity demand and the reduced need for coal exports. Coal-based generators will be working through high inventory levels amid the temporarily suppressed natural gas price environment. The anticipated market softness is expected to be offset by higher energy use related to colder winter weather, potential economic improvement in late 2009 or early 2010, and significant production cuts. To date, more than 40 million tons of U.S. coal supply cuts have been announced by companies representing about half of the U.S. production base.
     U.S. coal demand will also benefit longer term from new coal-fueled generation coming on line. Between now and 2012, a number of new coal-fueled generating plants are expected to
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begin operation. Currently, 30 units are under construction in 19 states, representing more than 16,500 MW of capacity and approximately 70 million tons of annual coal use.
     The company looks forward to working with the new U.S. Administration, which has expressed strong support for clean coal investments and has proposed five first-of-kind major advanced coal initiatives to commercialize carbon capture and storage technologies.
     Longer term, the U.S. Energy Information Administration expects that coal will power more growth in U.S. electricity generation through 2030 than any other fuel. And support is growing for greater public-private investments in large-scale projects that would demonstrate coal gasification with carbon capture and storage.
APPROACH AND OUTLOOK
     “While the world faces significant near-term economic challenges, Peabody’s middle- to long-term outlook remains positive,” said Boyce. “We believe that inventories will rebalance, steel demand will recover, new coal plants will come on line and existing plants will run at higher utilization, while difficult geology and lack of capital access will deplete supply and limit infrastructure development. As recent global outlooks have forecast, nations will continue to turn to coal in increasing quantities, and Peabody remains best positioned in the industry to serve this growing demand.”
     Regarding key priorities for 2009, Peabody intends to:
•	Continue to focus on strong cost control and productivity improvements; increase contributions from high-margin operations; and exercise tight capital discipline;

•	Evaluate opportunistic transactions in key growth markets amid distressed conditions; and pursue global operating, trading, infrastructure and joint venture opportunities; and

•	Continue as a long-term leader in clean coal solutions, advancing Btu Conversion and low-carbon initiatives primarily through multi-company alliances.
     Peabody’s full-year 2009 production volume is targeted at 190 to 195 million in the United States and 22 to 24 million tons in Australia. Total sales are expected to be in the range of 230 to 250 million tons. Volumes reflect the recently announced production cuts planned for Australian metallurgical coal and the Powder River Basin.
     Given global economic uncertainty and the timing of international coal price settlements, Peabody will defer issuing EBITDA and EPS targets until later in the year.
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PEABODY ENERGY ANNOUNCES RESULTS — PAGE 6
     Peabody Energy is the world’s largest private-sector coal company. Its coal products fuel approximately 10 percent of all U.S. electricity generation and more than 2 percent of worldwide electricity.
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Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on numerous assumptions that the company believes are reasonable, but they are open to a wide range of uncertainties and business risks that may cause actual results to differ materially from expectations as of Jan. 27, 2009. These factors are difficult to accurately predict and may be beyond the company’s control. The company does not undertake to update its forward-looking statements. Factors that could affect the company’s results include, but are not limited to: the outcome of commercial negotiations involving sales contracts or other transactions; credit and performance risk associated with customers, suppliers, trading and financial counterparties; the availability, timing of delivery and cost of key equipment and commodities; transportation availability, performance and costs including demurrage; geologic, equipment and operational risks associated with mining; our ability to replace coal reserves; worldwide economic and political conditions; labor availability and relations; the effects of mergers, acquisitions and divestitures; legislative and regulatory developments, including mercury and carbon dioxide-related limitations; the outcome of pending or future litigation; coal and power market conditions; impact of weather on demand, production and transportation; availability and costs of competing energy resources; risks associated with our Btu Conversion initiatives; global currency exchange and interest rate fluctuation; liquidity and access to capital; wars and acts of terrorism or sabotage; political risks, including expropriation; and other risks detailed in the company’s reports filed with the Securities and Exchange Commission (SEC).
This information includes certain non-GAAP financial measures as defined by SEC regulations. We have included reconciliations of these measures to the most directly comparable GAAP measures in this release. EBITDA (also called Adjusted EBITDA) is defined as income from continuing operations before deducting net interest expense, income taxes, minority interests, asset retirement obligation expense, and depreciation, depletion and amortization. EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income and cash flow as determined in accordance with generally accepted accounting principles. Management uses EBITDA as a key measure of operating performance and also believes it is a useful indicator of its ability to meet debt service and capital expenditure requirements.

Condensed Income Statements
For the Quarters Ended Dec. 31, 2008 and 2007 and Years Ended Dec. 31, 2008 and 2007
(Dollars in Millions, Except Per Share Data)

	Quarter Ended		Year Ended
	(Unaudited)	(Unaudited)	(Unaudited)
	Dec.	Dec.	Dec.	Dec.
	2008	2007 (1)	2008	2007 (1)
Revenues	$1,880.8	$1,168.1	$6,593.4	$4,545.1
Operating Costs and Expenses	1,301.8	882.6	4,617.2	3,532.5
Depreciation, Depletion and Amortization	114.9	92.5	406.2	352.2
Asset Retirement Obligation Expense	16.4	9.1	48.2	23.7
Selling and Administrative Expenses	63.6	50.1	201.8	147.1
Other Operating (Income) Loss:
Net Gain on Disposal or Exchange of Assets	(5.1)	(12.3)	(72.9)	(88.6)
(Income) Loss from Equity Affiliates	3.0	(5.0)	—	(14.5)

Operating Profit	386.2	151.1	1,392.9	592.7
Interest Income	(3.0)	(1.3)	(10.1)	(7.1)
Interest Expense:
Debt-Related Interest	53.5	59.5	220.5	231.1
Surety Bond and Letter of Credit Fees	1.7	0.7	5.7	3.9

Income from Continuing Operations Before Income Taxes and Minority Interests	334.0	92.2	1,176.8	364.8
Income Tax Provision (Benefit)	37.9	(107.6)	185.8	(72.9)
Minority Interests	0.5	(3.6)	6.2	(2.3)

Income from Continuing Operations	295.6	203.4	984.8	440.0
Loss from Discontinued Operations, Net of Tax	(2.3)	(167.6)	(31.3)	(175.7)

Net Income	$293.3	$35.8	$953.5	$264.3

Diluted EPS (2):
Income from Continuing Operations	$1.11	$0.75	$3.63	$1.63
Loss from Discontinued Operations	(0.01)	(0.62)	(0.12)	(0.65)

Net Income	$1.10	$0.13	$3.51	$0.98

EBITDA	$517.5	$252.7	$1,847.3	$968.6

(1)	Prior-period amounts have been adjusted to reflect operations reclassified to discontinued operations during 2008.

(2)	Weighted average diluted shares outstanding were 267.4 million and 270.5 million for the quarters ended Dec. 31, 2008 and 2007, respectively, and were 271.3 million and 269.2 million for the years ended Dec. 31, 2008 and 2007, respectively.
This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Quarters Ended Dec. 31, 2008, Sept. 30, 2008 and Dec. 31, 2007 and Years Ended Dec. 31, 2008 and 2007

	Quarter Ended			Year Ended
	Dec.	Sept.	Dec.	Dec.	Dec.
	2008	2008	2007	2008	2007
Revenue Summary (Dollars in Millions)
U.S. Mining Operations	$959.6	$930.7	$751.6	$3,687.7	$3,050.3
Australian Mining Operations	662.5	789.0	294.9	2,275.2	1,138.9
Trading and Brokerage Operations	248.8	181.5	109.0	601.8	320.7
Other	9.9	4.5	12.6	28.7	35.2

Total (1)	$1,880.8	$1,905.7	$1,168.1	$6,593.4	$4,545.1

Tons Sold (In Millions)
Midwestern U.S. Mining Operations	7.9	7.8	7.2	30.7	29.6
Western U.S. Mining Operations	45.4	42.8	42.5	169.7	161.4
Australian Mining Operations	5.9	7.0	5.4	23.9	21.0
Trading and Brokerage Operations	10.2	8.1	7.8	31.2	24.1

Total	69.4	65.7	62.9	255.5	236.1

Revenues per Ton — Mining Operations
Midwestern U.S.	$39.32	$38.18	$32.98	$37.55	$33.33
Western U.S.	14.82	14.59	12.75	14.93	12.83
Total — U.S.	18.44	18.23	15.71	18.40	15.97
Australia	114.89	113.43	53.98	94.92	54.06

Operating Costs per Ton — Mining Operations (2)
Midwestern U.S.	$32.83	$32.16	$26.14	$31.78	$26.54
Western U.S.	10.77	10.96	8.84	10.92	9.14
Total — U.S.	14.03	14.23	11.38	14.12	11.80
Australia	54.31	52.59	45.48	52.49	46.17

Gross Margin per Ton — Mining Operations (2)
Midwestern U.S.	$6.49	$6.02	$6.84	$5.77	$6.79
Western U.S.	4.05	3.63	3.91	4.01	3.69
Total — U.S.	4.41	4.00	4.33	4.28	4.17
Australia	60.58	60.84	8.50	42.43	7.89

Operating Profit per Ton	$5.56	$7.46	$2.40	$5.45	$2.51

	Quarter Ended			Year Ended
	Dec.	Sept.	Dec.	Dec.	Dec.
Dollars in Millions	2008	2008	2007	2008	2007
EBITDA — U.S. Mining Operations	$247.4	$198.6	$219.5	$858.6	$795.4
EBITDA — Australian Mining Operations	349.4	423.1	46.5	1,017.0	166.1
EBITDA — Trading and Brokerage Operations	36.5	52.7	34.1	218.9	116.6
EBITDA — Resource Management (3)	(10.5)	2.4	13.2	55.4	96.1
Selling and Administrative Expenses	(63.6)	(44.2)	(50.1)	(201.8)	(147.1)
Other Operating Costs, Net (4)	(41.7)	(22.8)	(10.5)	(100.8)	(58.5)
EBITDA	517.5	609.8	252.7	1,847.3	968.6
Depreciation, Depletion and Amortization	(114.9)	(103.8)	(92.5)	(406.2)	(352.2)
Asset Retirement Obligation Expense	(16.4)	(15.8)	(9.1)	(48.2)	(23.7)
Operating Profit	386.2	490.2	151.1	1,392.9	592.7
Operating Cash Flow from Continuing Operations	630.9	462.0	(77.7)	1,413.9	452.6
Coal Reserve Lease Expenditures	—	55.0	—	178.5	178.2
Capital Expenditures (Excludes Acquisitions)	104.5	74.3	80.5	307.1	467.6

(1)	Metallurgical sales totaled 1.8 million tons, 2.5 million tons, and 2.2 million tons for the quarters ended Dec. 31, 2008, Sept. 30, 2008, and Dec. 31, 2007, respectively, as well as 8.3 million tons for the years ended Dec. 31, 2008 and 2007. Total non-U.S. sales were 11.5 million tons, 10.8 million tons, and 7.7 million tons for the quarters ended Dec. 31, 2008, Sept. 30, 2008, and Dec. 31, 2007, respectively, and 40.3 million tons and 30.9 million tons for the years ended Dec. 31, 2008 and 2007, respectively.

(2)	Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expense; selling and administrative expenses; and certain other costs related to post-mining activities.

(3)	Includes asset sales, property management costs and revenues, and coal royalty expense.

(4)	Includes generation and Btu Conversion development costs, costs associated with post-mining activities, and income from an equity interest in a Venezuelan joint venture.
This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Condensed Balance Sheets
Dec. 31, 2008, Sept. 30, 2008, and Dec. 31, 2007
(Dollars in Millions)

	(Unaudited)	(Unaudited)
	Dec. 31,	Sept. 30,	Dec. 31,
	2008	2008	2007
Cash and Cash Equivalents	$449.7	$104.0	$45.3
Receivables	383.6	412.9	256.9
Inventories	277.7	275.1	264.7
Assets from Coal Trading Activities (1)	662.8	710.7	349.8
Deferred Income Taxes	1.7	87.4	58.8
Other Current Assets	195.8	228.5	335.0

Total Current Assets	1,971.3	1,818.6	1,310.5
Net Property, Plant & Equipment	7,315.2	7,364.4	7,297.9
Deferred Income Taxes	118.4	—	—
Investments and Other Assets	417.5	453.8	482.8

Total Assets	$9,822.4	$9,636.8	$9,091.2

Current Maturities of Debt	$17.0	$44.2	$134.4
Liabilities from Coal Trading Activities (1)	304.2	549.1	301.8
Accounts Payable and Accruals	1,535.0	1,340.3	1,134.0

Total Current Liabilities	1,856.2	1,933.6	1,570.2
Long-Term Debt	3,139.2	3,107.6	3,138.7
Deferred Income Taxes	—	133.5	354.8
Other Long-Term Liabilities	1,921.8	1,526.7	1,507.1

Total Liabilities	6,917.2	6,701.4	6,570.8
Minority Interests	1.4	1.3	0.7
Stockholders’ Equity	2,903.8	2,934.1	2,519.7

Total Liabilities and Stockholders’ Equity	$9,822.4	$9,636.8	$9,091.2

(1)	Assets and liabilities from coal trading activities have been presented on a net counterparty aggregation basis consistent with accounting guidance effective Jan. 1, 2008. Dec. 31, 2007 amounts have been conformed to this presentation requirement.
This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Reconciliation of EBITDA to Income from Continuing Operations (Unaudited)
For the Quarters Ended Dec. 31, 2008 and 2007 and Years Ended Dec. 31, 2008 and 2007
(Dollars in Millions)

	Quarter Ended		Year Ended
	Dec.	Dec.	Dec.	Dec.
	2008	2007	2008	2007
EBITDA	$517.5	$252.7	$1,847.3	$968.6
Depreciation, Depletion and Amortization	114.9	92.5	406.2	352.2
Asset Retirement Obligation Expense	16.4	9.1	48.2	23.7
Interest Income	(3.0)	(1.3)	(10.1)	(7.1)
Interest Expense	55.2	60.2	226.2	235.0
Income Tax Provision (Benefit)	37.9	(107.6)	185.8	(72.9)
Minority Interests	0.5	(3.6)	6.2	(2.3)

Income from Continuing Operations	$295.6	$203.4	$984.8	$440.0

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.